Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-211718

Pricing Supplement dated May 13, 2019 to the
Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016 and
Prospectus Dated June 30, 2016
The Toronto-Dominion Bank
$4,173,000
Autocallable Contingent Interest Barrier Notes Linked to the Least Performing among the Common Stock of Caterpillar Inc., the Common Stock of NVIDIA Corporation, the Shares of The Energy Select Sector SPDR® Fund and the Shares of The Financial Select Sector SPDR® Fund Due May 17, 2022

The Toronto-Dominion Bank ("TD" or “we”) has offered the Autocallable Contingent Interest Barrier Notes (the “Notes”) linked to the least performing among (i) the common stock of Caterpillar Inc., (ii) the common stock of NVIDIA Corporation ((i) and (ii) each, a “Reference Stock” and together, the “Reference Stocks”), (iii) the shares of The Energy Select Sector SPDR® Fund and (iv) the shares of The Financial Select Sector SPDR® Fund ((iii) and (iv) each, a “Reference ETF” and together, the “Reference ETFs”, and (i) through (iv) each, a "Reference Asset" and together, the "Reference Assets").
The Notes will pay a Contingent Interest Payment on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of 22.30% (the “Contingent Interest Rate”) only if, on the related Contingent Interest Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value, which is equal to 70.00% of its Initial Value. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value. If the Notes are automatically called, on the first following Contingent Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, the payment or delivery you receive at maturity, in addition to any Contingent Interest Payment otherwise due, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 70.00% of its Initial Value, calculated as follows:
●	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value, you will receive an amount in cash per Note equal to:
the Principal Amount of $1,000
●	If the Final Value of any Reference Asset is less than its Barrier Value, you will receive a number of shares of the Least Performing Reference Asset per Note equal to:
the Physical Delivery Amount
In this scenario, investors will suffer a loss on their initial investment that is expected to be proportionate to the percentage decline in the Reference Asset with the lowest percentage change from its Initial Value to its Final Value (the “Least Performing Reference Asset”) over the term of the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Any payments on or deliveries in respect of the Notes are subject to our credit risk.
The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date) and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network. We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on May 15, 2019 against payment in immediately available funds.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-8 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-ES-ETF-1 dated July 8, 2016 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $914.80 per Note, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-10 and “Additional Information Regarding the Estimated Value of the Notes” on page P-27 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Note	$1,000.00	$40.00	$960.00
Total	$4,173,000.00	$166,920.00	$4,006,080.00
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.
1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $960.00 (96.00%) per Principal Amount of the Notes.
2 TD Securities (USA) LLC (“TDS”) will receive a commission of $40.00 (4.00%) per $1,000.00 Principal Amount of the Notes and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes, or will offer the Notes directly to investors. TDS may resell the Notes to other securities dealers at the Principal Amount less a concession of $40.00 per Note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-26 of this pricing supplement.

TD SECURITIES (USA) LLC

Autocallable Contingent Interest Barrier Notes Linked to the Least
Performing among the Common Stock of Caterpillar Inc., the Common
Stock of NVIDIA Corporation, the Shares of The Energy Select Sector
SPDR® Fund and the Shares of The Financial Select Sector SPDR® Fund
Due May 17, 2022

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Contingent Interest Barrier Notes
Term:	Approximately 3 years, subject to an automatic call
Reference Assets:
The common stock of Caterpillar Inc., (Bloomberg ticker: CAT, “CAT”), the common stock of NVIDIA Corporation, (Bloomberg ticker: NVDA, “NVDA”), the shares of The Energy Select Sector SPDR® Fund (Bloomberg ticker: XLE, the “XLE Fund”) and the shares of The Financial Select Sector SPDR® Fund (Bloomberg ticker: XLF, the “XLF Fund”)

Target Indices (if applicable):	With respect to the XLE Fund, the Energy Select Sector Index. With respect to the XLF Fund, the Financial Select Sector Index. There is no Target Index with respect to CAT or NVDA.
CUSIP / ISIN:	891160RT2 / US891160RT22
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	May 13, 2019
Issue Date:	May 15, 2019, which is two Business Days following the Pricing Date.
Final Valuation Date:
The final Contingent Interest Observation Date, as described below under “Contingent Interest Observation Dates” and as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Maturity Date:	May 17, 2022, subject to postponement as described below under “Contingent Interest Observation Dates” or, if such day is not a Business Day, the next following Business Day.
Call Feature:
If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, will pay you a cash payment equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

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Call Threshold Value:
With respect to CAT, $112.770 (90.00% of its Initial Value).
With respect to NVDA, $142.605 (90.00% of its Initial Value).
With respect to the XLE Fund, $56.655 (90.00% of its Initial Value).
With respect to the XLF Fund, $24.012 (90.00% of its Initial Value).
Each Call Threshold Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Call Observation Dates:
Quarterly, on the 13th calendar day of each February, May, August and November, commencing on August 13, 2019 and ending on February 13, 2022, or, if such day is not a Trading Day, the next following Trading Day. If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on any Call Observation Date, the Call Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no Market Disruption Event occurs or is continuing for that Reference Asset. In no event, however, will any Call Observation Date for any Reference Asset be postponed by more than ten Trading Days. If the determination of the Closing Value of a Reference Asset for any Call Observation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if on any Call Observation Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the Call Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a Market Disruption event with respect to another Reference Asset. If a Call Observation Date is postponed, the corresponding Call Payment Date will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Call Payment Date:
If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.

Contingent Interest Payment:
If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount x Contingent Interest Rate x 1/4
If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.
All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.

Contingent Interest Rate:	22.30% per annum
Contingent Interest Barrier Value:
With respect to CAT, $87.710 (70.00% of its Initial Value).
With respect to NVDA, $110.915 (70.00% of its Initial Value).
With respect to the XLE Fund, $44.065 (70.00% of its Initial Value).
With respect to the XLF Fund, $18.676 (70.00% of its Initial Value).
Each Contingent Interest Barrier Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

TD SECURITIES (USA) LLC	P-3

Contingent Interest Observation Dates:
Quarterly, on the 13th calendar day of each February, May, August and November, commencing on August 13, 2019 and ending on May 13, 2022 (the “Final Valuation Date”), or, if such day is not a Trading Day, the next following Trading Day. If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on any Contingent Interest Observation Date for any Reference Asset, the Contingent Interest Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no Market Disruption Event occurs or is continuing for that Reference Asset. In no event, however, will any Contingent Interest Observation Date for any Reference Asset be postponed by more than ten Trading Days. If the determination of the Closing Value of a Reference Asset for any Contingent Interest Observation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if on any Contingent Interest Observation Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the Contingent Interest Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a Market Disruption event with respect to another Reference Asset. If a Contingent Interest Observation Date (or the Final Valuation Date) is postponed, the corresponding Contingent Interest Payment Date (or Maturity Date) will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the second Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date, subject to postponement as described above under “— Contingent Interest Observation Dates” or, if such day is not a Business Day, the next following Business Day.

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:
If the Final Value of each Reference Asset is greater than or equal to its Barrier Value, you will receive an amount in cash per Note equal to:
the Principal Amount of $1,000
If the Final Value of any Reference Asset is less than its Barrier Value, you will receive a number of shares of the Least Performing Reference Asset per Note equal to:
the Physical Delivery Amount
In this scenario, investors will suffer a percentage loss on their initial investment that is expected to be proportionate to the percentage decline in the Least Performing Reference Asset over the term of the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Any payments on or deliveries in respect of the Notes are subject to our credit risk.

All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value

TD SECURITIES (USA) LLC	P-4

Initial Value:
With respect to CAT: $125.30.
With respect to NVDA: $158.45.
With respect to the XLE Fund: $62.95.
With respect to the XLF Fund: $26.68.
In each case equal to its Closing Value on the Pricing Date, as determined by the Calculation Agent and subject to adjustment, as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product prospectus supplement.

Closing Value:
For each Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of NASDAQ, the official closing price) for that Reference Asset on a per-share or other unit basis, on any Trading Day for that Reference Asset or, if such Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Reference Asset.

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:
With respect to CAT, $87.710 (70.00% of its Initial Value).
With respect to NVDA, $110.915 (70.00% of its Initial Value).
With respect to the XLE Fund, $44.065 (70.00% of its Initial Value).
With respect to the XLF Fund, $18.676 (70.00% of its Initial Value).
Each Barrier Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Physical Delivery Amount:
With respect to CAT, 7.9808 shares per Note,
with respect to NVDA, 6.3111 shares per Note,
with respect to the XLE Fund, 15.8856 shares per Note and
 with respect to the XLF Fund, 37.4813 shares per Note,

in each case, per Note, a number of shares of such Reference Asset equal to the quotient of the Principal Amount divided by its Initial Level, as determined by the Calculation Agent and as subject to adjustment as described herein. Any fractional share shall be paid in cash in an amount equal to the product of such fraction and the Final Level of the Least Performing Reference Asset.
Investors should note that the value of the Physical Delivery Amount investors receive on the Maturity Date may be less than the payment that investors would have received had the Issuer instead paid an amount in cash, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.

Monitoring Period:	Final Valuation Date Monitoring
Limited Events of Default:
Notwithstanding anything to the contrary set forth in the prospectus, the only events of default for the Notes are expected to be (i) defaults in the payment of principal or any interest, as applicable, that continue for 30 Business Days and (ii) certain bankruptcy, insolvency or reorganization events. No other breach or default under our indenture or the Notes will result in an event of default for the Notes or permit the trustee or holders to accelerate the maturity of any debt securities – that is, they will not be entitled to declare the principal amount of any Notes to be immediately due and payable. See “Additional Risk Factors — Notwithstanding Anything to the Contrary Set Forth in the Prospectus, the Indenture Will Provide Only Limited Acceleration and Enforcement Rights for the Notes”.

TD SECURITIES (USA) LLC	P-5

Trading Day:	A day on which the principal trading market(s) for each Reference Asset is open for trading, as determined by the Calculation Agent.
Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this approach, any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, as a constructive ownership transaction under Section 1260 of the Code or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further herein under “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page P-24 and in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page PS-38.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Record Date:
The Business Day preceding the relevant Contingent Interest Payment Date, provided that if you sell the Notes in the secondary market on a Contingent Interest Observation Date, assuming the standard T+2 settlement, the purchaser of the Notes shall be deemed to be the record holder as of the applicable record date and, therefore, you will not be entitled to any payment attributable to that date.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).

Canadian Bail-in:	The Notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.

TD SECURITIES (USA) LLC	P-6

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” beginning on page P-8 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 30, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm
◾	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. Alternatively, The Toronto-Dominion Bank, any Agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-7

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Your Investment in the Notes May Result in a Loss and You May Receive Shares of the Least Performing Reference Asset in Lieu of Any Cash Payment on the Maturity Date.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will receive a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, the value of which is expected to be less than the Principal Amount and may even be worthless. The value of the Physical Delivery Amount received on the Maturity Date may be less than the payment that investors would have received had the Issuer instead paid an amount in cash, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.
You Will Not Receive Any Contingent Interest Payment for Any Contingent Interest Payment Date If the Closing Value of Any Reference Asset on the Corresponding Contingent Interest Observation Date Is Less Than its Contingent Interest Barrier Value.
You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value. If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments, and you will not receive a positive return on your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Interest Payment on the Maturity Date, you will receive the Physical Delivery Amount, the value of which is expected to be less than the Principal Amount and may even be worthless.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation in the Price of Any Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely by the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return would be if you made a direct investment in such Reference Asset or a security directly linked to the positive performance of such Reference Asset or a hypothetical investment in the stocks and other assets comprising a Reference ETF (the “Reference ETF Constituents”).
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD with the same maturity date or if you invested directly in any of the Reference Assets or Reference ETF Constituents. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, if the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, you will receive a number of shares of the Least Performing Reference Asset equal to its Physical Delivery

TD SECURITIES (USA) LLC	P-8

Amount, the decline in the value of which is expected to be proportionate to the Least Performing Percentage Change, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of no Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset.
The risk that you will not receive any Contingent Interest Payments and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset. With more Reference Assets, it is more likely that the Closing Value of any Reference Asset will be less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date and that the Final Value of any Reference Asset will be less than its Barrier Value on the Final Valuation Date, than if the Notes were linked to a single Reference Asset.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Contingent Interest Barrier Value or Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date). Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Rate, Contingent Interest Barrier Value and Barrier Value are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Rate and lower Contingent Interest Barrier Values and Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments or that the Final Value of any Reference Asset is less than its Barrier Value will occur is even greater, despite a lower Barrier Value and Contingent Interest Barrier Value, and it is more likely that you will not receive any Contingent Interest Payments and that you will lose a significant portion or all of your initial investment at maturity.
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Notwithstanding Anything to the Contrary Set Forth in the Prospectus, the Indenture Will Provide Only Limited Acceleration and Enforcement Rights for the Notes.
In connection with the implementation of certain Canadian federal statutes, and notwithstanding anything to the contrary set forth in the prospectus, the indenture under which the Notes are issued has been supplemented to provide that, for any Notes of a series issued on or after September 23, 2018, including the Notes offered by this pricing supplement, acceleration will only be permitted if (i) we default in the payment of the principal of, or interest on, any note of that series and, in each case, the default continues for a period of 30 business days, or (ii) certain bankruptcy, insolvency or reorganization events occur. As a result, before you invest in the Notes, you should consider the risk that your safeguards and your ability to effect remedies under the indenture will be limited. See “Events of Default” herein for additional information.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset and, as a result, you may suffer substantial losses.
The Amounts Payable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date) and Call Observation Dates.
Any payments on the Notes will be based on the Closing Value of the Least Performing Reference Asset only on the Contingent Interest Observation Dates (including the Final Valuation Date) and Call Observation Dates. Even if the market value of the Least

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Performing Reference Asset appreciates prior to the relevant Contingent Interest Observation Date but then drops on that day to a Closing Value that is less than its Contingent Interest Barrier Value, you will not receive any Contingent Interest Payment on the corresponding Contingent Interest Payment Date. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Value of the Least Performing Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on one or more Contingent Interest Observation Dates (including the Final Valuation Date) or Call Observation Dates, any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Value of the Least Performing Reference Asset on the applicable Contingent Interest Observation Date (including the Final Valuation Date) and Call Observation Dates.
The Contingent Interest Rate Will Reflect In Part the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher the Reference Assets’ volatility, the more likely it is that the Closing Value of each Reference Asset could be less than its Call Threshold Value or its Contingent Interest Barrier Value on a Call Observation Date or Contingent Interest Observation Date, or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the values of the Reference Assets. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Pricing Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Contingent Interest Observation Dates, resulting in few or no Contingent Interest Payments, or on the Final Valuation Date, resulting in a significant or entire loss of principal.
There Are Single Stock Risks Associated with each Reference Stock.
The value of each Reference Stock can rise or fall sharply due to factors specific to such Reference Stock and their issuers (the “Reference Stock Issuer”, and together, the “Reference Stock Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Stocks and Reference Stock Issuers for your Notes. For additional information, see "Information Regarding the Reference Assets" in this pricing supplement and each Reference Stock Issuer's SEC filings. We urge you to review financial and other information filed periodically by the Reference Stock Issuers with the SEC.
There Are Market Risks Associated with each Reference ETF.
The value of each Reference ETF can rise or fall sharply due to factors specific to such Reference ETF, its investment adviser (each an “Investment Adviser”, and together, the “Investment Advisers”), the Reference ETF Constituents and their issuers (the “Reference ETF Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Investment Advisers and the Reference ETFs for your Notes. For additional information, see "Information Regarding the Reference Assets" in this pricing supplement and each Investment Adviser's SEC filings. We urge you to review financial and other information filed periodically by the Investment Adviser with the SEC.
Estimated Value
The Estimated Value of Your Notes Is Lower Than the Public Offering Price of Your Notes.
The estimated value of your Notes is lower than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of

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the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially lower than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Public Offering Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
Changes that Affect the Target Index of a Reference ETF Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.
The Reference ETFs are exchange-traded funds (“ETFs”) that seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of their Target Index. The policies of the sponsors of the Target Indices (each an “Index Sponsor”, and together, the “Index Sponsors”) concerning the calculation of the Target Indices, additions, deletions or substitutions of the components of a Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in a Target Index and, therefore, could affect whether a Contingent Interest Payment is payable, the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if an Index Sponsor changes these policies, for example, by changing the manner in which it calculates a Target Index. Some of the risks that relate to a Target Index of an ETF include those discussed in the product prospectus supplement, which you should review before investing in the Notes.
The Performance of a Reference ETF May Not Correlate With That of its Target Index.
The performance of a Reference ETF will not exactly replicate the performance of its Target Index because such Reference ETF will reflect transaction costs and fees that are not included in the calculation of the Target Index. It is also possible that a Reference ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Reference ETF, differences in trading hours between such Reference ETF and its Target Index or due to other circumstances.
The Value of a Reference ETF May Not Completely Track its NAV.
The net asset value (“NAV”) of a Reference ETF may fluctuate with changes in the market value of its Reference ETF Constituents. The market values of the Reference ETF Constituents of a Reference ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference ETF Constituents of a Reference ETF may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of that Reference ETF and may adversely affect the liquidity and prices of that Reference ETF, perhaps significantly. For any of these reasons, the market value of a Reference ETF may differ from its NAV per share and may trade at, above or below its NAV per share.
Adjustments to a Reference ETF Could Adversely Affect the Notes.
The Investment Advisers (as discussed under “Information Regarding the Reference Assets”) are responsible for calculating and maintaining their Reference Asset. An Investment Adviser can add, delete or substitute the Reference ETF Constituents for its Reference Asset. An Investment Adviser may make other methodological changes to its Reference Asset that could change the value of such Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect any amount payable at maturity and/or the market value of the Notes.

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There Are Liquidity and Management Risks Associated with an ETF and Each Reference ETF Utilizes a Passive Indexing Investment Approach.
Although shares of each Reference ETF are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. Each Reference ETF is subject to management risk, which is the risk that the investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, neither Reference ETF is managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Reference Asset, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its Target Index by investing in Reference ETF Constituents that generally replicate its Target Index. Therefore, unless a specific stock is removed from a Target Index, that Reference ETF generally would not sell a stock because that stock’s issuer was in financial trouble.
An Investment in the Notes is Subject to Risks Associated with the Energy Sector
The Energy Select Sector SPDR® Fund seeks to track the performance of the Energy Select Sector Index, which is comprised of the stocks of companies representing the energy sector of the S&P 500® Index. All or substantially all of the equity securities tracked by the XLE Fund are issued by companies whose primary lines of business are directly associated with the energy sector. The XLE Fund's assets will be concentrated in the energy sector, which means the XLE Fund will be more affected by the performance of the energy sector than a fund that is more diversified. Energy companies typically develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Securities prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events, exchange rates and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for energy companies' products or services or for energy products and services in general, as well as negative developments in these other areas, could adversely impact performance of energy sector companies. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may be at risk for environmental damage claims.
An Investment in the Notes is Subject to Risks Associated with the Financial Sector
The Financial Select Sector SPDR® Fund seeks to track the performance of the Financial Select Sector Index, which is comprised of the stocks of companies representing the financial sector of the S&P 500® Index. The XLF Fund may be subject to increased price volatility as its holdings are concentrated in a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. Financial services companies are subject to extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Declining real estate values could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate.
An Investment in the Notes is Subject to Risks Associated with Mortgage REITs
Mortgage REITs, which invest the majority of their assets in real estate mortgages, receive principal and interest payments from the owners of the mortgage properties and derive their income primarily from interest payments. Accordingly, Mortgage REITs are subject to the credit risk of the borrowers, which refers to the possibility that the borrower will be unable and/or unwilling to make timely interest payments and/or repay the principal on the loan to the Mortgage REIT when due. In the event of a default by a borrower, the Mortgage REIT may experience delays in enforcing its rights as a mortgagee and may incur substantial costs associated with protecting its investments. Mortgage REITs are subject to heavy cash flow dependency and, as a result, are particularly reliant on the proper functioning of the capital markets. Further, Mortgage REITs are dependent upon specialized management skills and their investments may not be diversified. Mortgage REITs are also subject to risks related to general and local economic conditions and the real estate market specifically, availability of mortgage funds, changes in interest rates, changes in property values, and borrower prepayment on underlying mortgage loans. In addition, a Mortgage REIT could fail to qualify for favorable tax or regulatory treatment.
If the Values of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the value of each Reference Asset increases

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above its Initial Value during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.
We Do Not Control any Reference Asset Issuer and Are Not Responsible for Any of their Disclosures.
Neither we nor any of our affiliates have the ability to control the actions of any Reference Stock Issuer and have not conducted any independent review or due diligence of any information related to any Reference Stock or Reference Stock Issuer. We are not responsible for any Reference Stock Issuer’s public disclosure of information on itself or the applicable Reference Stock, whether contained in Securities Exchange Commission filings or otherwise. You should make your own investigation into each of the Reference Stock Issuers.
We Have No Affiliation with Any Index Sponsor or Any Investment Adviser and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor or Any Investment Adviser.
The Index Sponsors and the Investment Advisers are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of any Index Sponsor or any Investment Adviser, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Notes. The Index Sponsors and the Investment Advisers have no obligation of any sort with respect to the Notes. Thus, the Index Sponsors and the Investment Advisers have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the applicable Reference Asset or the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsors or the Investment Advisers.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity on the Notes. We will serve as the Calculation Agent but may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Reference Asset has occurred, and make certain adjustments to the Reference Asset if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.
You Will Not Hold Shares of Any Reference Asset or Any Reference ETF Constituents held by Any Reference ETF, and You Will Not Be Entitled to Any Dividends or Other Distributions by Any Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Unless and until you receive the Physical Delivery Amount of the Least Performing Reference Asset, investing in the Notes will not make you a holder of shares of any Reference Asset or any Reference ETF Constituents. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against the Investment Advisers, or any other rights with respect to any Reference Asset or any Reference ETF Constituents. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of a Reference Asset or its Reference ETF Constituents and received any dividends paid or other distributions made in connection with them.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent may adjust any Initial Value, and therefore the Physical Delivery Amount, Contingent Interest Barrier Value and Barrier Value for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Reference Asset, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement and “Anti-Dilution Adjustments” herein. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Asset. Those events or other actions by a Reference Stock Issuer, Investment Adviser or a third party may nevertheless adversely affect the value of a Reference Asset, and adversely affect the value of your Notes.
Any Contingent Interest Observation Date (including the Final Valuation Date) or Call Observation Date and the Related Payment Dates are Subject to Market Disruption Events and Postponement.
Each Contingent Interest Observation Date (including the Final Valuation Date) or Call Observation Date and the related payment dates (including the Maturity Date) are subject to postponement as described in the product prospectus supplement due to the occurrence of one of more market disruption events. For a description  of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of the Notes.
We, the Agent and our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the values of the Reference Assets or one or more Reference ETF Constituents, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We, or one or more of our affiliates may also issue or underwrite other

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securities or financial or derivative instruments with returns linked or related to changes in the Reference Assets or one or more Reference ETF Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and our affiliates may, at present or in the future, engage in business with one or more Reference ETF Constituent Issuers and/or Reference Stock Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference ETF Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the value of a Reference Asset or one or more Reference ETF Constituents and, therefore, the market value of the Notes, whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity, if any.
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement, and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Values and Percentage Changes of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the Initial Value, the Closing Value, the Final Value or the value of any Reference Asset on any trading day prior to the Maturity Date. All examples assume, for hypothetical Reference Asset A, B, C and D respectively, hypothetical Initial Values of $130.00, $170.00, $60.00 and $30.00, Call Threshold Values of $117.00, $153.00, $54.00 and $27.00 (each 90.00% of the applicable hypothetical Initial Value), Contingent Interest Barrier Values of $91.00, $119.00, $42.00 and $21.00, respectively (each 70.00% of the applicable hypothetical Initial Value), Barrier Values of $91.00, $119.00, $42.00 and $21.00, respectively (each 70.00% of the applicable hypothetical Initial Value), a Contingent Interest Payment of $52.50 per Note (reflecting a Contingent Interest Rate of 21.00% per annum), hypothetical Physical Delivery Amounts of 7.6923, 5.882, 16.6667, and 33.3333, that a holder purchased Notes with a Principal Amount of $1,000 and that no Market Disruption Event occurs on any Call Observation Date or Contingent Interest Observation Date (including the Final Valuation Date). The actual terms of the Notes are indicated on the cover hereof.

Example 1 —
The Closing Value of Each Reference Asset is Greater than or Equal to its Call Threshold Value and Contingent Interest Barrier Value on the First Call Observation Date and The Notes Are Automatically Called.

Contingent Interest and Call Observation Date	Closing Values	Payment (per Note)
First
Reference Asset A: $120.00 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
Reference Asset B: $160.00 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
$1,000.00 (Principal Amount) + $52.50 (Contingent Interest Payment)

Reference Asset C: $57.00 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
Reference Asset D: $28.00 (greater than or equal to its Call Threshold Value and Contingent Interest Barrier Value)
$1,052.50 (Total Payment upon Automatic Call)
If on the first Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value (and therefore also greater than its Contingent Interest Barrier Value), then the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,052.50 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment, for a return of 5.25% per Note. No further amounts will be owed under the Notes.

Example 2 —
The Closing Value of Each Reference Asset is Greater than or Equal to its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of Each Reference Asset is Greater Than its Barrier Value and Contingent Interest Barrier Value.

Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First through Eleventh
Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)
Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)
Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)
Reference Asset D: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Call Threshold Value)

$577.50 (Aggregate Contingent Interest Payments)
Final Valuation Date
Reference Asset A: $100.00 (greater than its Barrier Value and Contingent Interest Barrier Value)
Reference Asset B: $125.00 (greater than its Barrier Value and Contingent Interest Barrier Value)
Reference Asset C: $45.00 (greater than its Barrier Value and Contingent Interest Barrier Value)
Reference Asset D: $25.00 (greater than its Barrier Value and Contingent Interest Barrier Value)
$1,000.00 (Principal Amount) + $52.50 (Contingent Interest Payment)
$1,052.50 (Total Payment on Maturity Date)
If the Closing Value of each Reference Asset on each of the first through eleventh Contingent Interest Observation Dates is greater than or equal to its Contingent Interest Barrier Value and the Closing Level of any Reference Asset is less than its Call Threshold Value on each Call Observation Date, we will pay the Contingent Interest Payment on the applicable Contingent Interest Payment Date and the Notes will not be subject to an automatic call. If the Final Value of each Reference Asset is greater than or equal to its Barrier Value and its Contingent Interest Barrier Value on the Final Valuation Date (which is also the final Contingent Interest Observation Date), then on the Maturity Date we will pay you a cash payment equal to $1,052.50 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $577.50 paid in respect of the prior Contingent Interest Payment Dates, we will have paid you a total of $1,630.00 per Note, a return of 63.00% per Note.

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Example 3 —
The Closing Value of Each Reference Asset is Less than its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of the Least Performing Reference Asset is Less Than its Barrier Value and Contingent Interest Barrier Value.

Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First through Eleventh	Reference Asset A: Various (all less than its Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Contingent Interest Barrier Value) Reference Asset C: Various (all less than its Contingent Interest Barrier Value) Reference Asset D: Various (all less than its Contingent Interest Barrier Value)	$0
Final Valuation Date
Reference Asset A: $65.00 (less than its Barrier Value and Contingent Interest Barrier Value)
Reference Asset B: $145.00 (greater than its Barrier Value and Contingent Interest Barrier Value)
Reference Asset C: $52.00 (greater than its Barrier Value and Contingent Interest Barrier Value)
Reference Asset D: $25.00 (greater than its Barrier Value and Contingent Interest Barrier Value)
		= Physical Delivery Amount of the Least Performing Reference Asset x Final Value of the Least Performing Reference Asset = 7.6923 x $65.00 = $500.00* (Total Payment on Maturity Date)

If the Closing Value of any Reference Asset on each of the first through eleventh Contingent Interest Observation Dates is less than its Contingent Interest Barrier Value (and therefore also less than its Call Threshold Value on each Call Observation Date), we will not pay the Contingent Interest Payment on any of the applicable Contingent Interest Payment Dates and the Notes will not be subject to an automatic call. If on the Final Valuation Date the Final Value of the Least Performing Reference Asset is less than the Barrier Value and Contingent Interest Barrier Value, then on the Maturity Date we will deliver to you a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, for a total of $500.00 per Note, a loss of 50.00% per Note. The value of the shares received on the Maturity Date, and the total return on the Notes at that time, depends on the Closing Value of the Least Performing Reference Asset on the maturity Date.
*Represents the cash value of the Physical Delivery Amount of the Least Performing Reference Asset on the Final Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes on the Maturity Date depends on the level of the Least Performing Reference Asset on the Maturity Date.
Investors should note that, because we will deliver the Physical Delivery Amount of the Least Performing Reference Asset instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive will be determined on the Maturity Date and such value may be less than the payment that investors would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.

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Anti-Dilution Adjustments
The section “General Terms of the Notes—Anti-Dilution Adjustments—Transferable Rights and Warrants” in the product prospectus supplement is replaced in its entirety with the following:
Transferable Rights and Warrants
If a Reference Asset Issuer issues transferable rights or warrants to all holders of such Reference Asset to subscribe for or purchase such Reference Asset at an exercise price per share that is less than its Closing Value on the Trading Day before the ex-dividend date for such issuance, then the Calculation Agent may adjust the Initial Value, Final Value and/or Physical Delivery Amount, as applicable, of that Reference Asset, or any other terms of the Notes as the Calculation Agent determines appropriate with reference to any adjustment(s) to options contracts on the affected Reference Asset in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange to account for the economic effect of such issuance.

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Information Regarding the Reference Assets
Each Reference Asset is registered with the SEC under the Securities Act of 1933, the Exchange Act and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file periodically certain financial and other information. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
We have not independently verified the accuracy or completeness of reports filed by any Reference Stock Issuer or Investment Adviser with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
We obtained the information regarding each Reference Asset and its Investment Adviser from publicly available information, including its filings with the SEC, and obtained the historical performance of each Reference Asset from Bloomberg Professional® service (“Bloomberg”). We have not conducted any independent review or due diligence about any such information. You are urged to conduct your own investigation into each Reference Asset and its Reference Stock Issuer or Investment Adviser, as applicable.
We have derived all information contained herein regarding the Reference Assets from publicly available information. With respect to each Reference Asset, such information reflects the policies of, and is subject to change by the issuer of such Reference Asset. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference.
Caterpillar Inc.
According to publicly available information, Caterpillar Inc. (“Caterpillar”) is a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Information filed by Caterpillar with the SEC can be located by  reference to its SEC file number: 001-00768, or its CIK Code: 0000018230. Caterpillar’s website is caterpillar.com. Caterpillar’s common stock is listed on the New York Stock Exchange under the ticker symbol “CAT.”

Historical Information
The graph below illustrates the performance of Caterpillar from May 13, 2009 through May 13, 2019. We obtained the information regarding the historical performance of Caterpillar in the graph below from Bloomberg. The dotted green line represents its Call Threshold Value of $112.770, which is equal to 90% of its Initial Value, and the dotted red line represents its Contingent Interest Barrier Value and Barrier Value of $87.710, which is equal to 70% of its Initial Value.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of Caterpillar should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of Caterpillar. We cannot give you any assurance that the performance of Caterpillar will result in any positive return on your initial investment.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-18

NVIDIA Corporation
According to publicly available information, NVIDIA Corporation (“NVIDIA”) is a visual computing company that designs and develops graphics processing units and artificial intelligence. Information filed by NVIDIA with the SEC can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s website is nvidia.com. NVIDIA’s common stock is listed on The NASDAQ Global Select Market under the ticker symbol “NVDA.”

Historical Information
The graph below illustrates the performance of NVIDIA from May 13, 2009 through May 13, 2019. We obtained the information regarding the historical performance of NVIDIA in the graph below from Bloomberg. The dotted green line represents its Call Threshold Value of $142.605, which is equal to 90% of its Initial Value, and the dotted red line represents its Contingent Interest Barrier Value and Barrier Value of $110.915, which is equal to 70% of its Initial Value.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of NVIDIA should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of NVIDIA. We cannot give you any assurance that the performance of NVIDIA will result in any positive return on your initial investment.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-19

The Energy Select Sector SPDR® Fund
We have derived all information contained herein regarding The Energy Select Sector SPDR® Fund (the “XLE Fund”) and the Energy Select Sector Index (the “Target Index”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc., the “investment adviser” of the XLE Fund and by S&P Dow Jones Indices LLC (“S&P DJI”), the sponsor of the Target Index. TD has not undertaken an independent review or due diligence of any publicly available information regarding the XLE Fund or the Target Index.
The XLE Fund is one of the separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute The Select Sector SPDR® Trust (the “Trust”). Each Select Sector SPDR Fund, including the XLE Fund, is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. Each Select Sector Index is comprised of the equity securities of public companies that are components of the S&P 500® Index (“S&P 500”) and are selected and included on the basis of their Global Industry Classification Standard or GICS®. Together, the Select Sector Indices, upon which the Select Sector SPDR Funds are based, comprise all of the companies in the S&P 500. Additionally, each Select Sector Index is sponsored, calculated and compiled by S&P DJI using a “modified market capitalization” methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the Code (as defined herein).
The XLE Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Target Index. The Target Index seeks to provide an effective representation of the energy select sector of the S&P 500, which is comprised of companies in the U.S. from the following industries: oil, gas and consumable fuels; and energy equipment and services.
In seeking to track the performance of the Target Index, the XLE Fund employs a replication strategy, which means that the XLE Fund, under normal market conditions, generally invests in substantially all, but at least 95%, of the securities represented in the Target Index in approximately the same proportions as the Target Index.
As of March 31, 2019, ordinary operating expenses of the XLE Fund are expected to accrue at an annual rate of 0.1345% of the XLE Fund’s average daily net asset value. Expenses of the XLE Fund reduce the net value of the assets held by the XLE Fund and, therefore, reduce the value of each share of the XLE Fund.
As of March 31, 2019, the XLE Fund’s top ten holdings were Exxon Mobil Corporation common stock (22.53%), Chevron Corporation common stock (19.28%), ConocoPhillips common stock (6.24%), EOG Resources, Inc. common stock (4.59%), Schlumberger N.V. (Schlumberger Limited)  common stock (4.55%), Occidental Petroleum Corporation common stock (4.13%), Marathon Petroleum Corporation common stock (3.35%), Phillips 66 common stock (3.32%), Kinder Morgan, Inc. Class P common stock (3.24%) and Valero Energy Corporation common stock (2.95%).
As of March 31, 2019, the XLE Fund’s holdings were from the following sectors: Oil Gas & Consumable Fuels (89.95%) and Energy Equipment & Services (10.05%).
In making your investment decision you should review the prospectus related to the XLE Fund, dated January 31, 2019, filed by the Trust (the “XLE Fund Prospectus”) available at: https://www.sec.gov/Archives/edgar/data/1064641/000119312519019003/d685543d485bpos.htm.
In addition, the XLE Fund Prospectus is available on the XLE Fund’s website us.spdrs.com/etf/energy-select-sector-spdr-fund-XLE. In making your investment decision you should pay particular attention to the sections of the XLE Fund Prospectus entitled “Principal Risks of Investing in the Fund” and “Additional Risk Information.” We have not undertaken an independent review or due diligence of any publicly available information regarding the XLE Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference.
Information filed by The Select Sector SPDR® Trust with the SEC can be found by reference to its SEC file numbers: 333-57791 and 811-08837. Shares of the XLE Fund are listed on the NYSE Arca under ticker symbol “XLE”.

TD SECURITIES (USA) LLC	P-20

Historical Information
The graph below illustrates the performance of the XLE Fund from May 13, 2009 through May 13, 2019. We obtained the information regarding the historical performance of the XLE Fund in the graph below from Bloomberg. The dotted green line represents its Call Threshold Value of $56.655, which is equal to 90% of its Initial Value, and the dotted red line represents its Contingent Interest Barrier Value and Barrier Value of $44.065, which is equal to 70% of its Initial Value.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the XLE Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the XLE Fund. We cannot give you any assurance that the performance of the XLE Fund will result in any positive return on your initial investment.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-21

The Financial Select Sector SPDR® Fund

We have derived all information contained herein regarding The Financial Select Sector SPDR® Fund (the “XLF Fund”) and the Financial Select Sector Index (the “Target Index”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc., the “investment adviser” of the XLF Fund and by S&P Dow Jones Indices LLC (“S&P DJI”), the sponsor of the Target Index. TD has not undertaken an independent review or due diligence of any publicly available information regarding the XLF Fund or the Target Index.
The XLF Fund is one of the separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute The Select Sector SPDR® Trust (the “Trust”). Each Select Sector SPDR Fund, including the XLF Fund, is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. Each Select Sector Index is comprised of the equity securities of public companies that are components of the S&P 500® Index (“S&P 500”) and are selected and included on the basis of their Global Industry Classification Standard or GICS®. Together, the Select Sector Indices, upon which the Select Sector SPDR Funds are based, comprise all of the companies in the S&P 500. Additionally, each Select Sector Index is sponsored, calculated and compiled by S&P DJI using a “modified market capitalization” methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the Code (as defined herein).
The XLF Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Target Index. The Target Index seeks to provide an effective representation of the financial select sector of the S&P 500, which is comprised of companies in the U.S. from the following industries: diversified financial services, insurance, banks, capital markets, mortgage real estate investment trusts, consumer finance and thrifts and mortgage finance.
As of the close of business on September 16, 2016 (the “Rebalance Date”) the Target Index was reconstituted by eliminating the stocks of real estate management and development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“Real Estate Stocks”) and to effectuate a corresponding change to its portfolio, the XLF Fund transferred Real Estate Stocks to The Real Estate Select Sector SPDR Fund (the “XLRE Fund”) in exchange for shares of the XLRE Fund and, made an in-kind distribution of the XLRE Fund shares to shareholders of the XLF Fund such that, following the distribution, the XLF Fund continued to hold stocks included in the reconstituted Target Index in accordance with its principal investment strategy.
In seeking to track the performance of the Target Index, the XLF Fund employs a replication strategy, which means that the XLF Fund, under normal market conditions, generally invests in substantially all, but at least 95%, of the securities represented in the Target Index in approximately the same proportions as the Target Index.
As of March 31, 2019, ordinary operating expenses of the XLF Fund are expected to accrue at an annual rate of 0.13% of the XLF Fund’s average daily net asset value. Expenses of the XLF Fund reduce the net value of the assets held by the XLF Fund and, therefore, reduce the value of each share of the XLF Fund.
As of March 31, 2019, the XLF Fund’s top ten holdings were Berkshire Hathaway Inc. Class B common stock (13.02%), JPMorgan Chase & Co. common stock (11.05%), Bank of America Corporation common stock (8.26%), Wells Fargo & Company common stock (6.60%), Citigroup Inc. common stock (4.88%), American Express Company common stock (2.52%), U.S. Bancorp common stock (2.42%), The Goldman Sachs Group, Inc. common stock (2.19%), Chubb Limited common shares (2.14%) and CME Group Inc. Class A common stock (1.96%).
As of March 31, 2019, the XLF Fund’s holdings were from the following sectors: Banks (42.29%); Capital Markets (20.69%); Insurance (18.55%); Diversified Financial Services (13.20%); and Consumer Finance (5.27%).
In making your investment decision you should review the prospectus related to the XLF Fund, dated January 31, 2019, filed by the Trust (the “XLF Fund Prospectus”) available at:
https://www.sec.gov/Archives/edgar/data/1064641/000119312519019003/d685543d485bpos.htm.
In addition, the XLF Fund Prospectus is available on the XLF Fund’s website us.spdrs.com/en/etf/financial-select-sector-spdr-fund-XLF. In making your investment decision you should pay particular attention to the sections of the XLF Fund Prospectus entitled “Principal Risks of Investing in the Fund” and “Additional Risk Information.” We have not undertaken an independent review or due diligence of any publicly available information regarding the XLF Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference.
Information filed by The Select Sector SPDR® Trust with the SEC can be found by reference to its SEC file numbers: 333-57791 and 811-08837. Shares of the XLF Fund are listed on the NYSE Arca under ticker symbol “XLF”.

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Historical Information
The graph below illustrates the performance of the XLF Fund from May 13, 2009 through May 13, 2019. We obtained the information regarding the historical performance of the XLF Fund in the graph below from Bloomberg. The dotted green line represents its Call Threshold Value of $24.012, which is equal to 90% of its Initial Value, and the dotted red line represents its Contingent Interest Barrier Value and Barrier Value of $18.676, which is equal to 70% of its Initial Value.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the XLF Fund should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of the XLF Fund. We cannot give you any assurance that the performance of the XLF Fund will result in any positive return on your initial investment.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-23

Supplemental Discussion of U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid on or with respect to a Call Settlement Date or the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
If, on the Maturity Date, you receive a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the Reference Asset received should equal the price paid to acquire the Notes, and that basis will be allocated proportionately among the shares. The holding period for the shares of the Least Performing Reference Asset will begin on the day after beneficial receipt of such shares. With respect to any cash received in lieu of a fractional share of the Least Performing Reference Asset, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount could be treated as a taxable settlement of the Notes followed by a purchase of the shares of the Least Performing Reference Asset pursuant to the original terms of the Notes. If this receipt is so treated, you (i) should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash received in lieu of a fractional share, if any, and the amount paid for the Notes, (ii) should take a basis in such shares in an amount equal to their fair market value at such time and (iii) should have a holding period in such shares beginning on the day after beneficial receipt of such shares.
This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of any Least Performing Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Least Performing Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the shares of each Underlying. Further, you should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of any Reference Asset received at maturity.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership” transaction under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Supplemental Discussion of U.S. Federal Income Tax Consequences – Alternative Treatments” in the product prospectus supplement.
Section 1260. Because each Reference ETF would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Supplemental Discussion of U.S. Federal Income Tax Consequences — Section 1260” in the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product

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prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Code, discussed above, should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax to your investment in the Notes.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes (including possible alternative treatments) and any shares of any Reference Asset received arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or has offered the Notes directly to investors. TDS or other registered broker-dealers have offered the Notes at the public offering price set forth on the cover page of this pricing supplement, provided that certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $960.00 (96.00%) per Principal Amount of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to European Economic Area Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions on the Pricing Date, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. This estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” beginning on page P-8. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-8 of this pricing supplement.

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Events of Default
The indenture provides holders of Notes with remedies if we fail to perform specific obligations, such as making payments on the Notes, or if we become bankrupt. Holders should review the applicable provisions and understand which of our actions would trigger an event of default and which actions would not.
Under the indenture, “event of default” means any of the following:
•	we default in the payment of the principal of or interest on, as applicable, any note of that series and, in each case, the default continues for a period of 30 Business Days; or
•
we become insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada), or any statute hereafter enacted in substitution therefor, as such act, or substituted act, may be amended from time to time, (ii) we go into liquidation, either voluntary or under an order of a court of competent jurisdiction or (iii) we pass a resolution for our winding-up, liquidation or dissolution (with certain exceptions).

The indenture permits the issuance of notes in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis. For purposes of this section, with respect to notes issued on or after September 23, 2018, “series” refers to notes having identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.
The indenture provides that:
•
if an event of default due to the default in payment of principal of or, if applicable, any premium or interest on, any series of senior notes issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior notes of that series, voting as a single class, by notice in writing to TD (and to the trustee if given by holders), may declare the principal of (or such other amount as may be specified) all senior notes of that series and, if applicable, interest accrued thereon to be due and payable immediately; and

•
if an event of default due to specified events of bankruptcy, insolvency, winding up or liquidation of TD, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding senior notes issued under the senior debt indenture, treated as one class, by notice in writing to TD (and to the trustee if given by holders), may declare the principal of (or such other amount as may be specified) all those senior notes and, if applicable, interest accrued thereon to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults.
In some circumstances, if any and all events of default under the indenture with respect to notes of any series (or of all the notes, as the case may be), other than the non-payment of the principal of the notes that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all the notes of that series (or of all the notes, as the case may be), voting as a single class, then outstanding, by notice in writing to TD and to the trustee, may annul past declarations of acceleration of or waive past defaults with respect to that series (or with respect to all the notes, as the case may be).
Differences in Events of Default
Notes issued by us prior to September 23, 2018, such as the Series A notes and the Series B notes, contain events of default that are different from those set forth above. In particular, the events of default applicable to the Series A notes and the Series B notes do not provide for a 30-business-day cure period with respect to any failure by us to pay the principal of or, if applicable, interest on those senior notes. Accordingly, if we fail to pay the principal of any series of Series A notes or Series B notes when due, the holders of such notes would be entitled to declare their securities due and payable following a 7-day cure period, whereas holders of Series C notes, Series D notes or Series E notes would not be entitled to accelerate the notes until 30 Business Days after our failure to pay the principal of the notes. In addition, if we fail to pay, if applicable, interest on any series of Series A notes or Series B notes when due, the holders of such notes would be entitled to declare their securities due and payable following a 30-calendar day cure period, whereas holders of Series C notes, Series D notes or Series E notes would not be entitled to accelerate the notes until 30 Business Days after our failure to pay, if applicable, the interest on the notes.

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Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 31, 2016 which has been filed as Exhibit 5.3 to the registration statement on form F-3 filed by the Bank on May 31, 2016.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 31, 2016, which has been filed as Exhibit 5.2 to the registration statement on form F-3 filed by TD on May 31, 2016.

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